6-August-2024
LCI Industries (LCII)
Q2 2024 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Scott L. Stember – Analyst, ROTH MKM
Fred Wightman – Analyst, Wolfe Research LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Michael Swartz – Analyst, Truist Securities, Inc.
Bret Jordan – Analyst, Jefferies LLC
Alice Linn Wycklendt – Analyst, Robert W. Baird & Co., Inc.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.
Brandon Rollé – Analyst, D. A. Davidson & Co.

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MANAGEMENT DISCUSSION SECTION

Operator: Good morning or good afternoon, all. Welcome to the LCI Industries Second Quarter Earnings Call. My name is Adam, and I’ll be your operator today. [Operator Instructions]

I will now hand the floor to Lillian Etzkorn to begin. So, Lillian, please go ahead when you’re ready.
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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries second quarter 2024 conference call. I am joined on the call today with Jason Lippert, President and CEO; along with Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and in other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made except as required by law.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, Lillian, and good morning. I’d like to welcome everyone to our second quarter 2024 earnings call. We delivered strong results in the second quarter with meaningful year-over-year margin expansion and solid performance from our Aftermarket and OEM businesses. We believe these results highlight how our diversification strategy has structurally improved our business foundation.

Total revenue was $1.1 billion in the quarter, an increase of 4% year-over-year, with RV OEM growing approximately 20%. More importantly, our EBITDA rose nearly 40%, and margins expanded by over 300 basis points. We again delivered market share gains in both RV OEM and Aftermarket. We also delivered solid operating cash generation totaling $439 million of operating cash flows in the last 12 months, thanks to our strong P&L performance and disciplined working capital management, including $142 million year-over-year reduction in inventories.

These results would not have been possible as a pure play RV business. We believe our diversification strategy is clearly working, reducing cyclicality by lifting revenues and margins, while greatly expanding our growth opportunity across our diverse markets. Over the last decade, our diversification has expanded Lippert’s reach to include attractive markets like transportation, residential building products, marine, automotive, marine and RV aftermarkets and Europe. As a result, we have over $10 billion in opportunity just in these areas where we compete today, and our opportunity should continue to expand as we innovate new products for these markets.

Beyond diversification, we believe our right to win in these markets is strong because of the investments we’ve made to build world-class manufacturing capabilities and teams. Our specialized teams and facilities are focused on the most sophisticated products and challenges from our customers in each of these markets. Through the decades of long relationships with our customers, we believe that they trust us to develop and launch cutting edge solutions, and that we excel at designing and producing products that require complex engineering and innovation that others simply haven’t been able to provide. We think that these advantages, combined with our reputation for quality, service and delivery speed, drive incredible value for our OEMs and the consumers.

Looking ahead, we remain focused on identifying incremental cost reductions to support improved profitability. We are streamlining production and optimizing our manufacturing footprint, while keeping capacity flexible. We have already eliminated nearly 1 million square feet of production space during the last 18 months without sacrificing production capacity, and have more consolidation planned. Through our companywide continuous improvement program, we have launched and completed over 25,000 continuous improvement projects year-to-date 2024, that improve operational manufacturing efficiencies, quality and safety processes across our business.

At the same time, we will continue to capture strategic growth opportunities as we did with our latest acquisition of Camping World’s furniture business in May. This acquisition is already driving results with aftermarket sales at Camping World up 30% during the quarter. Beyond the lift in furniture, our enhanced partnership with Camping World should increase our presence across all our aftermarket product categories, both online and in their growing retail footprint of roughly 215 stores, which is targeted to reach 320 by the year 2028.

I’ll now walk you through what we are seeing in each of our businesses. First, on RV OEM, sales increased 20% during the second quarter of 2024 compared to 2023, driven by a 15% increase in North American travel trailer and fifth-wheel wholesale shipments as well as meaningful market share gains. This improvement in RV OEM business, along with the performance in the adjacent OEM businesses, yielded an operating margin expansion of nearly 400 basis points for our OEM segment. Content per towable RV for the quarter was $5,237, while content per motorhome RV was $3,766. Both were down slightly year-over-year, while up sequentially. These declines have moderated and are largely due to index pricing pass-throughs as well as product mix leaning towards smaller RVs.

To highlight this point, organic content per towables increased 1% during the second quarter, both sequentially and year-over-year. In addition, we have now driven sequential growth for both towable and motorhome content two quarters in a row. All told, we have grown content by more than 50% in towable RV since the year 2020, with organic growth coming from innovations across product groups like chassis, appliances, awnings, axles, windows and air conditioners. These are all products that are either completely integral to the vehicle, or include features and benefits that can’t easily be replicated by other suppliers.

Importantly, our increased content is also an indicator of our overall market share gains. As we continue to invest in new product development and innovation, we believe organic content will keep trending higher. Looking ahead, we believe that motorhome shipments will likely remain a drag on industry wholesale for the next 12 months. But towable shipments and dealer inventories are showing signs of recovery, and should trend modestly upward. In addition, the 2025 model year changeover should help drive our content during the second half of 2024 with our commercial teams already seeing strong reception from OEMs that want to incorporate new and existing Lippert content.

We believe that this continued expansion of our OEM content through innovation, coupled with our strong OEM relationships, is expanding our market share and elevating our leadership position within our core RV market. While we are tempering expectations for 2024 wholesale shipments, updating our anticipated range to 315,000 to 325,000 units due to increased softness in retail demand and the continued pressure of higher interest rates on consumer sentiment, we are confident in the overall industry resilience to return to steady growth.

RV demographics are still very strong and the lifestyle continues to draw people in from all age groups through the attractiveness of outdoor recreation and family travel. Our confidence in our ability to drive future growth is driven by our significant competitive moat. We believe newer entrants and smaller competitors will have difficulty as long as we continue to innovate and supply SKU complex product lines in short delivery times.

We also have very strong customer relationships and leadership teams that are three decades in the making. We believe that our product breadth is the largest in the industry, and that these products are more sophisticated in design and manufacturing as our manufacturing processes have been evolving for three decades. Additionally, we think that our reputation, history around innovation, our ability to make products in so many different categories from steel and aluminum fabrication, glass processing, electronic design and manufacturing, plastic forming, furniture and mattress manufacturing, design and manufacturing of electric and hydraulic slide and stabilization systems and so much more gives us a huge edge over existing and new competitors. We should continue to attract incremental business from new players and legacy OEM partners alike, helping to cement our position as a go-to supplier in the RV space for components in many categories.

Turning to the Aftermarket, net sales were $258 million for the quarter, up 1% versus the same period in 2023. Our operating margins in our Aftermarket segment increased approximately 120 basis points, and that segment remains one of our most profitable parts of our business, delivering operating margins at least 400 basis points higher than our OEM segment.

Our CURT business, which contributes roughly half of our aftermarket segment sales, continues to perform well, helping to drive market share gains, and an 8% increase in automotive aftermarket sales during the second quarter, offsetting the slight softness in RV and marine aftermarkets. We also now have over 60% market share in aftermarket hitches, and are gaining momentum with auto OEMs where our CURT family of products has grown 40% since our 2019 acquisition.

We also continue to gain share with Furrion’s line of innovative products, which includes ovens, hot water heaters, cameras, furnaces, refrigerators and air conditioners, as consumers look to upgrade their vehicles with best-in-class content. With hundreds of thousands of vehicles entering the repair and replacement cycle annually, we believe that we can capitalize on the growing demand for service, replacement parts, and upgrades with meaningful growth runway ahead in aftermarket products.

We will attempt to capitalize on these tailwinds through the best-in-class customer service and on site dealership technical training and sales teams. We believe that having a solid and trusted presence at the dealer level is the key to pulling through our large lineup of aftermarket products into the dealerships. Our commitment to industry leading customer service should continue to set us apart, as according to our customers and aftermarket, we’re one of the easiest companies to do business with and our care center facilitates over 1 million interactions annually with dealers and consumers. We strive to continuously evolve and improve the way in which we serve these customers in order to continue to be best in class, which we believe will ultimately bring more and more transactions in the aftermarket back to the Lippert brands.

In addition, we believe that the initiatives like Lippert Scouts, the Campground Project, many consumer rallies and Lippert Ambassadors sponsor trust,cultivate loyalty and strengthen our connection relationship with the RVers out there using our products. We also believe that our commitment to our customers is further exemplified by the enhanced products we deliver based on their feedback.

Moving to North American marine and adjacent markets, our revenues were down 12% compared to the prior year, with marine revenue down 33% compared to the prior year, which we believe is due to ongoing softness in the marine retail environment, while boat dealers lowered their inventories. In the interim, we continue to focus on meaningful, longer term marine opportunities. For example, during the quarter, Lewmar, a leading brand of high-end marine components and equipment, based out of the UK, has launched a pontoon industry-first auto windlass anchoring system and thruster products. These products are brand new for the pontoon market, and should create significant content opportunities for us. Some of our larger customers are planning to launch these products over the next model year, and we are excited to see the pontoon boat experience taken to another level.

Outside marine, overall revenues were up as we had solid results in several of our other adjacent markets. We are seeing strength in our residential vinyl window business, for example, which continues to gain share with its $2 billion addressable market. Over COVID, many of the traditional vinyl window suppliers simply could not keep up with demand for home remodeling and, since we manufacture vinyl windows for manufactured homes, we developed a lineup of vinyl windows designed specifically for the residential market. Since we have taken advantage of that opportunity, our new business has grown to over $30 million in this product alone.

Other adjacencies like our manufactured housing building products group are consistently supporting momentum from the top and bottom lines. In addition, our transportation group for on-highway and off-highway vehicles continues to grow with customers like Polaris, Starcraft Bus, ATW and Bluebird. We anticipate making more headway in our adjacent business as we continue to grow organically and inorganically.

Revenue from our international business was roughly flat compared to the previous year. The business continues to perform well in Europe, where their business cycles tend to be less volatile than here in North America. I toured several of the European businesses last month, including our high-end Lewmar business and state-of-the-art acrylic window and door manufacturer, Polyplastic. During these visits, I was impressed by the creativity of our teams, their operational execution and the innovative new content they are developing. Products developed within our European brands such as pop tops, acrylic windows, anchor and wind lass systems, bed lift, doors and electronics highlight how our global footprint fosters innovation globally. We continue to receive positive feedback from customers as we introduce these products in North America. Looking ahead, we expect our international business to remain healthy with continued growth from Europe as new products and strategic opportunities strengthen our position in this market.

Innovation is another important growth driver that has moved the needle on market share gains. We continue to make meaningful R&D investments during the quarter to help develop the advanced products that we believe consumers want. We also continue to enhance existing products, adding features that consumers typically value, and are willing to pay a premium for.

With the annual RV Open House only a month away, we look forward to showcasing these fantastic product introductions and are already driving content growth. We wanted to note a few of these industry first innovations and product launches. The first being our new Chill Cube air conditioner system, which was designed to provide super cooling efficiency at a significantly reduced noise level and is the first ever with an 18,000 BTU capacity.

Our new anti-lock braking system, brake technology, or ABS, developed by our team in Detroit, Michigan, is receiving great feedback from the industry. And we will be inviting dealers to take a test drive in a unit equipped with ABS at a test track near the Open House. Consumers have been vocal in pushing for improvements in the kind of safety and security that we believe our ABS system brings to the table. To demonstrate the popularity, Keystone Cougar the best-selling fifth wheel in the country, has adopted this product.

Also our TCS suspension system and Helux pin box innovations significantly dampened the rides for RVers and seems to be gaining traction. We designed the new suspension to significantly lessen the wear and tear that the inside of the towable RV experiences moving down the road, which should have ultimately give the consumers a better experience and improve the durability of the RV for the OEMs and the consumers.

Finally, Brinkley RV, partnered with us, to design some new windows in an effort to change the window game, and now those windows are starting to gain traction in the market, which should create window content that didn’t previously exist in an already existing product lineup. OEMs have already shown demand for many of these innovative products and we look forward to explaining in the future quarters how much these products will impact our organic growth and content. I can say without a doubt, I’ve never seen a 12-month period during which our teams have introduced more transformational innovations for the industry.

Our continued focus on culture and leadership development is an important source of fuel for the rest of our business. We simply believe you can’t make long-term, sustainable progress on quality, safety, innovation and efficiency without team members that not only like to be here, but are also energized and bring an extra level of passion to the business and their team they’re a part of. Said differently, if we have team members who feel like Lippert truly cares about them and develops them, we will perform better than companies at which team members feel they aren’t important or cared about.

During the quarter, we launched our second Built to Serve event in Eau Claire, Wisconsin in collaboration with Acres for Joy. We are proud to expand these types of initiatives and even prouder of our team’s effort to meaningfully serve and support their communities to create lasting change. We took over 50 of our leaders and high potential team members to serve with our team members in Wisconsin on their home turf and it truly engaged both groups. From our experience, engaged team members stay longer and are more productive. That’s in addition to the community benefits that serving brings, which is why we plan to continue to lead by example in our communities, to support our team members and participating in hundreds of serving events like this every year.

Moving on to capital allocation. Our strong operating performance and focus on working capital management specifically improved inventory turns continued to drive strong cash generation of $439 million in the last 12 months. Additionally, we paid down $25.8 million of debt under our credit agreement in the second quarter. Looking forward, our teams remain deeply committed to effective cash management and we expect to drive additional reductions in inventory levels, further strengthening our cash position.

We have been extra diligent around CapEx this year as well as the RV business remains soft. Additionally, we have prospects in the acquisition pipeline and plan to continue to execute on strategic acquisitions in the coming 12 months. We also plan to continue returning capital to shareholders, while investing in R&D and innovation, pursuing both organic and inorganic growth opportunities over the near and longer terms.

In closing, we want to express our deepest appreciation toward all of our team members for their unwavering commitment and hard work to drive Lippert forward. Reflecting on my 30 years here at Lippert, I’m incredibly proud of what our business has become and even prouder of the hardworking leaders that run it day to day.

Our diversification in markets we have entered are starting to look more mature, and the many innovations we have brought to the industries and consumers over the years have, in our opinion, transformed the OEM, dealer and consumer experience. Guided by our experienced leaders around the business, we remain committed to delivering exceptional service to our customers, while achieving profitable growth, culminating and creating long-term value for all stakeholders.

I will now turn to Lillian Etzkorn, our CFO, to give more detail on our financial results. Lillian?

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the second quarter were $1.1 billion, an increase of 4% from the second quarter of 2023. OEM net sales for the second quarter of 2024 were $796 million, up 5% from the same period of 2023. RV OEM net sales for the second quarter of 2024 were $490 million, up 20% compared to the prior-year period, led by volumes which were driven by a 15% increase in North American travel trailer and fifth wheel wholesale shipments; increased selling prices, which are indexed to select commodities; and market share gain.

Content per towable RV unit was $5,237, while content per motorized unit was $3,766. Both were down marginally compared to the prior-year period, primarily due to index pricing pass-through and mix. Content increased $140 sequentially for towable and $110 for motorhome content. Excluding index pricing mix and M&A, organic content increased 1% both sequentially and year-over-year as the market continues to respond well to our innovation, which remains a key strategic pillar of ours and an engine for growth.

Adjacent industries’ OEM net sales for the second quarter of 2024 were $306 million, down 12% year-over-year, primarily due to lower sales in North American marine and utilities trailer OEMs, driven by current dealer inventory levels, inflation and rising interest rates impacting retail consumers. Resiliency in transit and building product markets have supported performance, partially offsetting the impact from North American marine.

North American marine OEM net sales in the second quarter of 2024 were $64 million, down 33% year-over-year. We expect this softness to continue for the balance of this year and into 2025 as well. Aftermarket net sales for the second quarter of 2024 were $258 million, up 1% year-over-year, primarily driven by market share gains in the automotive aftermarket, partially offset by lower volumes within marine and RV aftermarkets, which have been negatively impacted by lower consumer discretionary spending.

International sales were down slightly at 1% year-over-year. The decrease is primarily driven by softening of marine and RV markets and elevated interest rates impacting lending, but partially offset by strength in the rail market.

Gross margins were 25.3% compared to 21.5% in the prior-year period, primarily due to lower inbound freight and materials sourcing strategies. Gross margins were also positively impacted by better fixed cost absorption from our higher sales. Additionally, we had $4 million of reduced warranty expense in the quarter. Of note, on a year-to-date basis, warranty costs have decreased $12 million compared to the prior-year period.

Consolidated operating profit during the second quarter was $91 million or 8.6%, which is a 320 basis point improvement over the prior-year period. The operating profit margin of the OEM segment increased to 6.4% in the second quarter of 2024, compared to 2.5% for the same period of 2023. Aftermarket delivered a 15.5% operating profit margin, a 120 basis point improvement over the prior year.

GAAP net income in Q2 2024 was $61.2 million or $2.40 earnings per diluted share compared to a net income of $33.4 million or $1.31 earnings per diluted share in Q2 of 2023. EBITDA increased 39% to $122.6 million for the second quarter compared to the prior-year period.

Non-cash depreciation and amortization was $64.7 million for the six months ended June 30 of 2024, while non-cash stock based compensation expense was $9.3 million for the same period. We anticipate depreciation and amortization in the range of $125 million to $135 million during the full year 2024. At June 30, 2024, the company’s cash and cash equivalents balance was $130 million. This compares to $66 million at December 31, 2023. For the six months ended June 30, 2024, cash provided by operating activities was $185 million, with $21 million used for capital expenditures, $20 million used for acquisitions, and $53 million returned to shareholders in the form of dividends.

We remain focused on inventory reductions to improve cash generation and optimize working capital. As of June 30, 2024, our net inventory balance was $688 million, down from $768 million at December 31, 2023 and $830 million at June 30, 2023. At the end of the second quarter, we had outstanding net debt of $699 million, 2 times pro forma EBITDA, adjusted to include LTM EBITDA of acquired businesses and the impact of non-cash and other items as defined in our credit agreement.

For the month of July, sales were up 6% versus July 2023, primarily due to an approximate 15% year-over-year increase in North American RV production, partially offset by a 16% year-over-year decline in marine sales. Regarding RV wholesale shipments, we now estimate a full year range of 315,000 to 325,000 units as lingering consumer demand headwinds continue to impact retail performance longer than anticipated.

As we think about Q3 and the cadence of the business, we expect overall revenues to be down about 5% year-over-year, with RV down about 5% and marine down about 20%. As a reminder, Q3 tends to be a lighter quarter due to holiday shutdowns and seasonality. So, sequentially, our expectation is for Q3 revenue to be down around 12%. This reduced sequential volume will also have a negative impact on sequential operating margins in the third quarter.

As we look forward, we are focused on maintaining a strong balance sheet and targeting the long-term net leverage of about 1.5 times net debt to EBITDA. For the full year 2024, capital expenditures are anticipated in the range of $40 million to $60 million. We remain highly confident in Lippert’s ability to achieve enduring profitability and value for all stakeholders, and believe we are well positioned to drive sustainable long-term growth.

That is the end of our prepared remarks. Operator, we are ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Scott Stember from ROTH MKM. Scott, your line is open. Please go ahead.

<Q – Scott Stember – ROTH MKM>: Good morning, and thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Scott Stember – ROTH MKM>: Lillian, you just said that you expect overall sales, I think, for the third quarter to be down 5%, yet you’re running up about 6%. Can you maybe just talk about the different buckets of how we see a deceleration from the trends that you’re seeing, at least through the month of July?

<A – Lillian Etzkorn – LCI Industries>: Sure. Good morning. So, if you recall last year, specifically with the RV business, when we came out of the July 4th holiday last year, we had some pretty extended shutdowns just given where the demand profile was in 2023. So, in part when you’re comping that for July of this year, where we didn’t have those same extended shutdowns in the month, we have more favorable comps. As we start looking to August and September, we are expecting the customers to take some extended shutdown around the Labor Day holiday, and also some additional shutdowns in September. So, the timing and the cadence of some of those shutdowns year-over-year are just different by month, which will result in kind of the overall slowdown for the quarter versus what you’re seeing in the month of July.

<A – Jason Lippert – LCI Industries>: So, most of that’s RV slowdown.

<A – Lillian Etzkorn – LCI Industries>: Yeah, exactly.

<Q – Scott Stember – ROTH MKM>: Got it. Very helpful. And, Jason, you talked about the model year 2025 conversion and that you would expect to get benefit in the back half of the year. What are you seeing so far this year? And maybe just also as a follow-up, just talk about retail, what you’re seeing right now and what’s your expectations for the full year for RV?

<A – Jason Lippert – LCI Industries>: Yeah. So, during the model year changes, we’re definitely loading up on content. I think the tough part is we’re just – we’re seeing less volume in the back half. So, while we’re loading up some good fifth wheel and trailer content and some new products and OEMs are pretty excited about it, there just going to be less volume in the back half, which is driving some of [audio gap] (00:28:22) So, that’s a good thing. Dealer inventories are low.

I think this is being very cautious right now [audio gap] (00:28:30) retail, probably one to one at this point in time, and doing some destocking until the interest rate situation changes. There is retail out there. Dealers aren’t super negative. They’re just kind of waiting for some of this pent-up demand to release once interest rates change and we get past the election. So, we look forward to mid-single digits in 2025. I mean, we really feel that that’s likely. Depending on how much interest rates change, it could be bigger. But dealers are not negative. They’re just trying to fight through and grind through the environment that we’re in with interest rates right now.

<Q – Scott Stember – ROTH MKM>: Got it. And then, Lillian, talking about margins for the third quarter, could you – this 8.2% that you did – or 8.6% in the second quarter, do you expect that continue in the back half of the year or should we expect that to probably moderate back down to the mid-single digits, just given Jason’s comments about production?

<A – Lillian Etzkorn – LCI Industries>: Yeah, no, I think the expectation would be for, as the volume’s fluctuating, obviously, there’s a nice benefit that we’ve experienced in the second quarter from fixed cost absorption as we have the higher revenue. So, as we cadence and sequentially that revenue does come down in Q3, I would expect the margins to revert back to more close to what we saw in the first quarter where we said mid-single digits, just because of the volume and the pass-through of the decremental margins coming through.

<Q – Scott Stember – ROTH MKM>: Got it.

<A – Jason Lippert – LCI Industries>: Offset by some efficiencies...

<Q – Scott Stember – ROTH MKM>: That’s all I have. Thank you.

<A – Jason Lippert – LCI Industries>: ...and things like that that would be [audio gap] (00:30:12)

<Q – Scott Stember – ROTH MKM>: Oh, okay. Got you. Thank you.

<A – Jason Lippert – LCI Industries>: ...offset a little bit there. Yeah.

Operator: The next question comes from Fred Wightman from Wolfe Research. Fred, your line is open. Please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. Could you just touch on the organic content per unit that you’re seeing in towables? I think you said that was up a little over 1% last quarter. I think it was up 1% again this quarter. And then in the past, you’ve talked about something in the 3% to 5% range. So, can you just sort of help us bridge that and maybe why it’s a little bit softer year-to-date?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, you’re correct, so about 1% organic growth is what we’ve seen in these past two quarters. Really, I think generally speaking, the overall expectation would be about 3% to 5% in a given year. I think as you see us progress through the year and with the strength of the product and the content and the growth in market share, as we think about 2025 model year changeover, you’ll start to see the increase in that organic content, based on some of the products that Jason was referring to – some of the more innovative products have been very, very well received with ABS, some of the window products, et cetera. So, we’ll continue to see that organic growth number grow as we move through this year.

<A – Jason Lippert – LCI Industries>: Really tough thing here is just the mix. There’s a lot of small trailers being built right now, and there’s just less content there. The good news is, is that the inventories – the dealer inventories on the mid to high end products continue to deplete. So, as they have to restock those here in the coming quarters, that’s going to be really good news for content, because we’ve loaded those up.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. And then, just in terms of dealer inventories, Jason, I think you said that they were in pretty good shape. Are you still seeing any lingering signs of non-current inventories across the channel or do you feel like that’s in pretty good shape and dealers have sort of taken the pain to clear through the non-currents?

<A – Jason Lippert – LCI Industries>: I think there’s still a little bit out there, but I was with a couple of big dealers last week and they worked through a lot of the 2022s and 2023s now, obviously. And there wasn’t many 2024s built. So, I think we’re in the best shape we’ve been in the last couple of years. I’m really comfortable with where we’re at. And like I said, some of the high end inventory in the towables, and the midline inventory in the towables is low and, once the interest rate situation corrects itself and people get out and some of that pent-up demand releases, we’ll see some of the dealers stock up some of this product again. That’s got some of the content that we talked about on the call with the things that Lillian just mentioned, some of those are on more of the mid to high level, high end vehicles.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. Thank you.

<A – Jason Lippert – LCI Industries>: Yes.

Operator: The next question comes from Daniel Moore from CJS Securities. Daniel, your line is open. Please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Good morning, Jason. Good morning, Lillian. Just following up on the inventories, I guess, number one, from your perspective, how much lower can we go in terms of weeks on hand?

And second, crystal ball question, but when retail demand bottoms and does start to recover, how much restock would you expect either in weeks on hand or in terms of total units?

<A – Jason Lippert – LCI Industries>: Yes, I think from the inventory perspective, there’s still room for us to move. We’ve taken care of some of the low-hanging fruit over the last handful of quarters. So, like anything, when we develop some momentum on things like inventory reductions, we’ve still got opportunities across our 140 locations and we’ll keep working on that.

With respect to the other question – what was the other question again, Dan?

<Q – Dan Moore – CJS Securities, Inc.>: Just in terms of dealer inventories, to get back to normal, how much of a restock is likely once retail does bottom and start to recover a bit from your perspective?

<A – Jason Lippert – LCI Industries>: I mean, we think it’ll be slower to restock. They’re not going to go crazy. I think the industry would just like to get back to one to one at some point and the destocking to cease. So, again, we’re kind of predicting mid-single digits next year. We think it’ll be a slow come back. But like we keep talking about every 50,000 units the industry goes up, that’s another $250 million in top line for us just on RV, maybe a little bit more than that with really good incremental margins of around mid-20s. So, that’s really healthy. And whether we get 25,000 next year or 50,000 or 18,000, it’s still a win.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful. And then switching gears, obviously, appreciate the updated view on marine, kind of similar question where inventory levels for pontoon boats, how much destock -continued destock is that outlook anticipate? And then, it sounds like it’s going to continue into 2025, do you see things starting to turn around by midyear next year or is this maybe a – take a little bit longer to – from where you’re seeing in the market? Thanks.

<A – Jason Lippert – LCI Industries>: Yeah, no, it’s good. We’ve – all the big boat shows are this month. There’s a few going on right now. So, we expect to have some really good information in the coming week. But I think our gut feel is that there is, obviously, some more destocking to happen on the boat side of things. There’s still a little bit more pain to take there on the dealer side. So, the OEMs will regulate production and reel that back for the time being. I think you know it could last until the first quarter, but we expect that to normalize, hopefully, by spring selling season next year.

<Q – Dan Moore – CJS Securities, Inc.>: All right. Last for me, balance sheet in good shape and getting better by the quarter, given the working capital release. Just talk about pipeline, where are you seeing the most opportunity in terms of M&A? And how are you rank ordering things like buying back your own stock versus potential M&A opportunities here? Thanks.

<A – Jason Lippert – LCI Industries>: Yeah. M&A and acquisitions are a key part of our growth strategy. We’ve got a couple that we’re looking at, at the moment. We’ll give more detail in the future on those. But we’ve got a pipe – we’ve got a full pipeline. I mean, there’s generally seven or eight companies that we’re looking at or talking to. Bu we’re getting serious with a couple. So, more to come in the future quarter.

<A – Lillian Etzkorn – LCI Industries>: And I think also building on that, as we look at the balance sheet and really the health of the business, this is a business that is very strong generator of cash. We were through the down cycle. We continue to generate very strong operating cash. That’s something that we’ll expect to continue to do. So, that does afford the flexibility to look at the various options. Obviously, we want to continue to maintain that really solid balance sheet, working towards net debt of about 1.5 turns is also important to us as we continue to support the growth and innovation and look at organic and inorganic opportunities. So, feel really good that we’re very well positioned to continue to generate really positive shareholder returns and support the growth that we need going forward.

<A – Jason Lippert – LCI Industries>: And I think, Dan, just real quick, we’re not done with cost saves and some plant consolidations and some of the restructuring we’re still working on. So, while it’s been a long two year drop in wholesale volumes, we’re still working on the business. And not only working on efficiencies, working on some structure related things and some consolidations with some of our facilities, and getting more efficient from a cost standpoint. We keep working on them.

<Q – Dan Moore – CJS Securities, Inc.>: All right. Very helpful. Look forward to an update out of the Open House in a month or so. Thanks.

<A – Jason Lippert – LCI Industries>: See you.

Operator: The next question comes from Mike Swartz from Truist Securities. Mike, your line is open. Please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey. Good morning, guys. Maybe to start, Lillian, just on the towable content or – I think you had said that that organically was up about 1%. So, I believe that would imply pricing was down kind of 5%, 6%. What – I guess, of that pricing, how much of that is pure pricing? How much of that is mix? I’m just trying to understand kind of the moving pieces there.

<A – Lillian Etzkorn – LCI Industries>: Yeah, no. Good morning. Thanks for the question. So, we are definitely still seeing some of that index pricing pass through. In the past quarters, we’ve had it as high as 15%, 16%. It’s been gradually mitigating. We’re down to probably closer to 4.5-ish percent in terms of the commodity pricing pass-through. Mix, and Jason talked about it a little bit in terms of the smaller units becoming more prominent. We have been seeing that increasing over the past several quarters. And as we look at the headwind in the year-over-year trailing 12-month content, we’re probably sitting at a little over 3% of the year-over-year decline of being that mix number. So, that’s something that we’ve been closely watching, and that’s something that we’ll continue to watch just in terms of industry and customer preferences. But that metric has grown in terms of the prominence of the weight on the content number.

<A – Jason Lippert – LCI Industries>: It’s always hard to give some of that color on the mix. So, I’d point to Camping World’s – their number one seller is the 17-foot travel trailer. So, it’s a – I mean, it’s got not a lot of content on it and they’re selling a lot of them. The good news is we’re getting a lot of first time -it’s a first time owner unit. So, we’re getting a lot of first time buyers into the market, but that’s coming at a cost of content there. So that’s – it’s hard to hard to quantify, but it’s hopefully some good color.

<Q – Mike Swartz – Truist Securities, Inc.>: Yeah. No, no, that’s super helpful. And maybe just looking at it, I think, Jason, you made some pretty positive commentary around content for model year 2025. And in the past, I think you’ve given us some quantification, maybe in terms of the overall business. I think you’ve said $200 million plus in content wins over the past quarter or two. Do you have any update on maybe what that looks like with model year 2025 content that’s probably firming a bit now as we sit here in August?

<A – Lillian Etzkorn – LCI Industries>: Yes. So, the team has done a really nice job of working with the customers and have some really nice incremental net new business wins for the business. I’d say, as we start looking to the potential going forward, there is another $150 million that that the team has been successful in acquiring. And again, that kind of builds on the confidence that we have of that organic number, trending more to the 3% to 5% on an annual basis. Generally speaking, it’s just being able to deliver those types of wins, and really the customers, frankly, having the confidence in us, in our products and the innovation and the service that we’re able to provide on an ongoing basis that they put forward the trust to keep delivering business to us.

<A – Jason Lippert – LCI Industries>: Yeah. That $150 million she just mentioned was – it’s on the industry volume or wholesale volume of 315,000 to 325,000, kind of where we’re at today. So, it’s at a relatively low bar. So, again, if you factor that, we get back to 400,000 in the next year or two or however long it takes, it’s a significant increase to our organic content growth. And ABS, for example, on top of what we’ve already gained from the OEMs, there’s another $150 million runway just on that product alone. So, with the products we mentioned in the beginning comments, there’s about $400 million of runway just on those new products. So, it takes years to get to those. But it just proves that we can we can innovate our way into really attractive organic growth opportunities.

<Q – Mike Swartz – Truist Securities, Inc.>: Thanks a lot.

Operator: The next question comes from Bret Jordan of Jefferies. Bret, your line is open. Please go ahead.

<Q – Bret Jordan – Jefferies LLC>: Hey. Good morning, guys.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Bret Jordan – Jefferies LLC>: On that rate topic, I think – yeah, good morning. I guess you were sort of talking about the expectations of some rate adjustments or reductions going into 2025 would be constructive. I guess what level of rate cuts do you think is needed to really shift consumer sentiment in the RV space now?

<A – Jason Lippert – LCI Industries>: Everybody asks that question and I don’t have the magic answer, but I think that the consumers just looking for some momentum going the other way. And I think that that changes the game a little bit and releases some of that pent-up demand. But it’s anybody’s guess. I mean, the election could have some impact on that as well. So, I think if we just start to see the Fed go the other way, I think it changes things for us again, you know that our business is founded on a $25,000 average price. It’s not a – we don’t need people to go out and spend $200,000 on an RV or a vehicle here. So, the options here for us are pretty good. Once that tide changes and goes the other direction, RVs are still very affordable, and prices have come down, and the lifestyle’s really attractive still. So, we just need to see that momentum go the other way, I think.

<Q – Bret Jordan – Jefferies LLC>: Okay. And I guess your outlook for Open House, obviously, last year was not a lot of purchasing activity, more looking. Are you expecting this year to be a big uptick as far as year-over-year actual dealer transactions?

<A – Jason Lippert – LCI Industries>: Yeah, I think – I don’t think there’s going to be a big uptick. I think that the – like we kind of stated earlier, the dealers don’t start restocking until they see a little bit more retail. There’s not going to be little bit more retail until the rates adjust and see some change. So, I think, they come here and they spend a lot of time building relationships more than anything with the suppliers and the OEMs. And then on top of that, they get to see all the new products that we’re looking at. They’re going to get to see ABS, they’re going to get to ride along or ride in vehicles that are towing units with ABS. And we’re going to have our innovation on display and the OEMs will have all their new products and floor plans on display, and they’ll get to see kind of, hey, it when it comes time to really restock in a meaningful way, they’re going to know what kind of products are available to them that’ll help move the market and attract new customers, so.

<Q – Bret Jordan – Jefferies LLC>: Okay. And then a quick final question. I guess on the Aftermarket business with Camping World, is that margin profile different than Aftermarket average or pretty much in line?

<A – Jason Lippert – LCI Industries>: It’s in line with the RV Aftermarket margins.

<Q – Bret Jordan – Jefferies LLC>: Okay, great. Thank you.

<A – Jason Lippert – LCI Industries>: Yes.

Operator: The next question comes from Alice Wycklendt from Baird. Alice, your line is open. Please go ahead.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Yeah. Good morning. Thanks for taking my questions. Most have been answered, so maybe just a couple of housekeeping ones. I think you took your CapEx guidance down about $15 million. What drove that change? Is there a shift in priorities or is it a timing issue?

<A – Jason Lippert – LCI Industries>: We’re just being more diligent. In this kind of environment where still things are a little uncertain, we’re just trying to play it safe and take advantage of the projects that have really, really good ROIs, quick paybacks, but not doing too much. We obviously have a lot of projects we’d like to do, and when the business starts to come back a little bit, you’ll see us go back to more normalized levels. But we think we can get in the range of $40 million to $55 million this year, which is still significantly lower than last year. And last year was significantly lower than the year before.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Great. And then apologies, if I missed it. I did have some connection issues, but did you have any contribution – revenue contribution from acquisitions in the quarter?

<A – Lillian Etzkorn – LCI Industries>: About $5 million. I mean, pretty nominal.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Okay, that’s helpful. That’s it for me. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Alice.

<A – Lillian Etzkorn – LCI Industries>: You’re welcome, Alice.

Operator: The next question comes from Tristan Thomas-Martin from BMO Capital Markets. Tristan, your line is open. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Hi. Good morning.

<A – Jason Lippert – LCI Industries>: Hey. Good morning.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Can you talk to maybe what the industry production versus industry shipment dynamic in the quarter? It kind of seems like production outpaced shipment in the quarter. Can you maybe talk to that?

<A – Jason Lippert – LCI Industries>: I can’t say that it did or didn’t it. I didn’t feel – I don’t know, it didn’t feel any different to us. I don’t think.

<A – Lillian Etzkorn – LCI Industries>: Yeah, no, it’s definitely not what we had seen last year, Tristan, in terms of that mismatch of the production versus shipments, there can always be a little bit of timing, especially as you cross the quarter. But it definitely did not seem like it was anything of any significance this year.

<A – Jason Lippert – LCI Industries>: Yeah. It could be some of the reporting to it. As you know, some of that reporting comes in later, they miss dates and things like that. So, there might be some catch up to come, but we think that the OEMs are being really diligent on production. We see that in their production schedules, so that’s good.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. I’m just trying to square kind of your travel trailer, fifth wheel revenue up 26% versus industry shipments up 13%. Could you maybe just kind of talk to what that delta was?

<A – Jason Lippert – LCI Industries>: Say it again. Say it again, Tristan.

<A – Lillian Etzkorn – LCI Industries>: Yeah. Can you repeat it, please?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: I’m just – your RV revenue in the quarter, right, up 26% year-over-year, but industry shipments only 13%. I mean, what drove that outperformance?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, a couple of different things. So, obviously, it is aligned to the production and the OEM production. There’s also the elements of pricing within that that is going to benefit. There is organic content as well. We always – we tend to focus more on the trailing 12-month metric for content. But when you look at just the pure quarter, there’s favorable content there. So, there’s some other elements that are helping the top line results.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. And then, just one final question for me. You’ve talked a lot about kind of the incremental content on the model year 2025. How is the kind of competitive bidding environment been, let’s call it, kind of the like for like content on 2025 versus 2024?

<A – Jason Lippert – LCI Industries>: The what environment?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: I said like the incremental – so, right, we understand the incremental content on 2025 and those opportunities. But what has been the kind of competitive bidding environment on products that you had on the 2024 that you want to keep on the 2025?

<A – Jason Lippert – LCI Industries>: Yeah, I think in line. I think our – we expect our content to continue to grow and our market share continue to grow. The content growth is generally an indicator that we’re keeping or growing our market share. So, we haven’t seen any changes to the negative. If anything, we’ve seen some positive changes in the core products that we supply to the market.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Core products, that’s what I was talking about. Thank you.

<A – Jason Lippert – LCI Industries>: Yeah. Yeah.

Operator: Our final question today comes from...

<A – Jason Lippert – LCI Industries>: [indiscernible] (00:50:56)

Operator: Apologies. Our final question today comes from Brandon Rollé from D.A. Davidson. Brandon, your line is open. Please go ahead.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Thank you. Good morning. Following up on Tristan’s question, just...

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Good morning. Just on your market share in key categories, maybe this year versus last year, would you be able to comment on that, like chassis and maybe some of the other main businesses within RV OEM, especially given the – it seems like you just said the competitive environment hasn’t really increased, but just wondering how that’s played out. And if you were able to maintain your share, did that come at the expense of any margin? Thank you.

<A – Jason Lippert – LCI Industries>: No, I would say from the perspective of market share on core products, Brandon, chassis, axles, windows, furniture, we’re at or above where we were last year in all those key categories. And in some categories, like appliances, we’re up. I mean, I can tell you axles, for example, one of our top three categories, we’re going to do more in sales this year in axles than we did in 2022 [audio gap] (00:52:08) 600,000.

So, I’m really pleased with our ability [audio gap] (00:52:17) environments and like I said in past calls, we compete – we’ve competed for the last 30 years for every little business – bit of business we’ve taken. And I think our teams are competing as well as they ever have right now, maintaining or improving market shares in core products.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay, great. And then, just a follow-up on another Tristan’s questions. You had mentioned that 26% growth versus 13% wholesale shipment growth. How much of that 26% was volume versus price versus mix? Thank you.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, on that, I don’t have the specific breakout or not going to share the specific breakout of the differences of those various categories. But I think it’s fair to say that they’re meaningful, right, in terms of the pricing that we’ve been able to yield, the market share growth, et cetera. So, really can’t get into the details of that, Brandon.

<A – Jason Lippert – LCI Industries>: I mean, some of it comes out like – you just give me a couple of examples that are just minor, but all these things add up, because we have so many different product lines. But if you take chassis, for example, I mean, a lot of the OEM this last year beat chassis up, that increases chassis prices and content there. We’ve increased our market share on ACs significantly over the last 12 months. So, we get bumps in certain categories like that. So, puts and the puts and takes are there, but obviously there’s a lot of puts or we wouldn’t be up.

<A – Lillian Etzkorn – LCI Industries>: And, Brandon, just to clarify on the metric itself, the RV business for us, Aftermarket OEM was up 20%, not 26%. So, if I had misspoken during the remarks, I apologize for that. But we’re up 20%.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. Thank you so much for the additional color.

<A – Jason Lippert – LCI Industries>: Thanks, Brandon.

<A – Lillian Etzkorn – LCI Industries>: Thanks.

Operator: I’ll now hand the call back to Jason for some concluding remarks.
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Everybody, we appreciate your time and your questions. Thanks for tuning into the call. We thank all of our team members around the business for the incredible effort they put forward this last quarter and for the year. So, we’ll talk to you in Q3. Thanks, everybody. Bye-bye.

Operator: This concludes today’s call. Thank you very much for your attendance. You may now disconnect your line.
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Forward-Looking Statements

This audio event contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio event that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, including normalization and timing, new business commitments and orders, as well as other factors, in 2024, future business prospects, growth, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this audio event are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio event, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio event are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.